Exhibit 99.1

YETI Reports First Quarter 2023 Results
Net Sales Increased 3%, Despite Stop Sale of Recalled Products
Returns to Gross Margin Expansion
Reiterates 2023 Outlook

Austin, Texas, May 11, 2023 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the first quarter ended April 1, 2023.

YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. YETI’s non-GAAP measures exclude the impact of the voluntary recalls, as well as certain other items. Please see “Non-GAAP Financial Measures,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Matt Reintjes, President and Chief Executive Officer, commented, “While YETI’s first quarter results were impacted by the voluntary recalls, we continued to demonstrate our ability to execute against our strategic priorities while also adapting with urgency as challenges arise. So far in 2023, we expanded the breadth of our product portfolio through the successful introduction of our GoBox cargo family, built new color customization capabilities for our Yonder bottles, and continued our growth trajectory outside of the U.S. At the same time, our rapid collaboration, iteration, and development of a solution to the products affected by the voluntary recalls resulted in production commencing this month on our updated soft coolers and puts us on-track to deliver these popular products back to the market for the fourth quarter. We are incredibly proud of our team’s effort to drive this execution.”

Mr. Reintjes continued, “Even with the impact of the voluntary recalls, first quarter sales growth was positive and above our expectations, inclusive of the resiliency of our soft cooler products that remain in the market. Gross margin inflected positive year-over-year for the first time in seven quarters, and we remain bullish on future gains as freight tailwinds continue. We also remained firmly focused on investing back in the business, resulting in planned expense deleverage for the period as we keep our sights firmly on the future global opportunity for our brand. Finally, with a strong cash position and lower inventory levels, our balance sheet remains a source of strength and flexibility for YETI.”

First Quarter 2023 Results

Sales increased 3% to $302.8 million, compared to $293.6 million during the same period last year. As previously disclosed, our 2023 results were impacted by the stop sale of certain soft coolers included in the voluntary recalls.

•Direct-to-consumer (“DTC”) channel sales increased 7% to $167.0 million, compared to $156.0 million in the prior year quarter, due to growth in both Coolers & Equipment and Drinkware.
•Wholesale channel sales decreased 1% to $135.8 million, compared to $137.7 million in the same period last year, primarily driven by a decline in Coolers & Equipment, partially offset by Drinkware growth.
•Drinkware sales increased 3% to $190.3 million, compared to $184.0 million in the prior year quarter, primarily driven by strong demand for Rambler bottles, as well as introductions of our new Yonder bottles and Rambler straw lid mugs.
•Coolers & Equipment sales increased 1% to $104.4 million, compared to $103.0 million in the same period last year. The strong performance in cargo, bags, and in our soft coolers that were not impacted by the voluntary recalls, was partially offset by a decline in hard coolers and outdoor living products.

Gross profit increased 5% to $161.9 million, or 53.5% of sales, compared to $154.9 million, or 52.7% of sales, in the first quarter of 2022. Gross profit was positively impacted by lower inbound freight, partially offset by higher product costs and the unfavorable impact of foreign currency exchange rates. Gross profit also included a $1.2 million, or 40 basis points, favorable impact from adjustments to inventory reserves related to the voluntary recalls.

Adjusted gross profit, which excludes the impact related to the voluntary recalls, increased $5.8 million to $160.6 million, or 53.0% of adjusted sales, compared to $154.9 million, or 52.7% of adjusted sales, in the first quarter of 2022.

Selling, general, and administrative (“SG&A”) expenses increased 21% to $146.8 million, compared to $121.6 million in the first quarter of 2022. As a percentage of sales, SG&A expenses increased 710 basis points to 48.5% from 41.4% in the prior year period. This increase was due to an increase in variable expenses, driven by the increased mix of our faster growing and higher gross margin DTC channel, coupled with increased non-variable expenses driven by higher employee costs, including investments in headcount to support future growth, warehousing costs, and marketing expenses.

Adjusted SG&A expenses increased 19% to $139.0 million, compared to $116.8 million in the fourth quarter of 2022. As a percentage of adjusted sales, adjusted SG&A expenses increased 610 basis points to 45.9% from 39.8% in the prior year period.

Operating income decreased 55% to $15.1 million, or 5.0% of sales, compared to operating income of $33.3 million, or 11.3% of sales during the prior year quarter.

Adjusted operating income decreased 43% to $21.7 million, or 7.2% of adjusted sales, compared to $38.0 million, or 13.0% of adjusted sales during the same period last year.

Net income decreased 59% to $10.6 million, or 3.5% of sales, compared to $25.7 million, or 8.7% of sales in the prior year quarter; Net income per diluted share was $0.12, compared to $0.29 in the prior year quarter.

Adjusted net income decreased 46% to $15.5 million, or 5.1% of adjusted sales, compared to $28.6 million, or 9.7% of adjusted sales in the prior year quarter; Adjusted net income per diluted share decreased 44% to $0.18, compared to $0.32 per diluted share in the prior year quarter.

Balance Sheet and Other Highlights

Cash increased to $167.8 million, compared to $100.3 million at the end of the first quarter of 2022.

Inventory decreased 16% to $347.0 million, compared to $413.0 million at the end of the prior year quarter. On a sequential basis, inventory decreased $24.4 million, making this the third consecutive quarter with a sequential decline in our inventory balance.

Total debt, excluding finance leases and unamortized deferred financing fees, was $84.4 million, compared to $106.9 million at the end of the first quarter of 2022. During the first quarter of 2023, YETI made mandatory debt payments of $5.6 million.

Voluntary Recalls Update

As previously disclosed, in February 2023 we proposed a voluntary recall of our Hopper® M30 Soft Cooler, Hopper® M20 Soft Backpack Cooler, and SideKick Dry gear case (the “affected products”). As a result, we established reserves for unsalable inventory on-hand and estimated product recall expenses as of December 31, 2022.

In March 2023, we initiated voluntary recalls of the affected products. The voluntary recalls did not have a material impact to our first quarter of 2023 results, with the exception of a $1.2 million favorable impact from a reserve adjustment. We have developed solutions to address the potential safety concern of the affected products and intend to resume the sale of the redesigned products in the fourth quarter of 2023.

2023 Outlook

Mr. Reintjes concluded, “We believe we are in a strong position to deliver upon our full year outlook. In an environment with ample uncertainty remaining across macroeconomic and consumer behavior, we continue to take a prudently cautious approach to our outlook, particularly with our largest quarters ahead. Supported by our ongoing execution across brand and product, we remain confident in our path ahead as we look to return to double-digit sales growth in the fourth quarter with the return of our full soft cooler line. In addition, we also remain confident in our ability to steadily improve our gross margin profile as we go through the year. Finally, we believe the investments we are making this year will fuel our future growth on a global basis as we look out over the longer term.”

For 2023, YETI reiterates:

•Adjusted sales to increase between 3% and 5% with adjusted sales growth weighted to the second half of the year, inclusive of an approximate 500 basis points unfavorable impact on our growth rate from the stop sale of the affected products by the voluntary recalls;
•Adjusted operating income as a percentage of adjusted sales between 15% and 15.5% and adjusted operating income to decrease between 3% and 8%. While adjusted gross margin is expected to expand through the remainder of the year, this benefit is expected to be more than offset by increases in adjusted SG&A expense due to strategic investments and the unfavorable topline impact from the stop sale of the affected products by the voluntary recalls;
•An effective tax rate of approximately 24.9% (compared to 22.8% in the prior year period);
•Adjusted net income per diluted share between $2.12 and $2.23, reflecting a 5% to 10% decrease, with earnings growth beginning in the fourth quarter of the year;
•Diluted weighted average shares outstanding of approximately 87.2 million; and
•Capital expenditures of approximately $60 million primarily to support investments in technology and new product innovation and launches.
Conference Call Details
A conference call to discuss the first quarter and full year 2023 financial results is scheduled for today, May 11, 2023, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 833-816-1399 (international callers, please dial 412-317-0492) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com. A replay will be available through May 25, 2023 by dialing 844-512-2921 (international callers, 412-317-6671). The accompanying access code for this call is 10177372.

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to bags and apparel, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes you. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we supplement our results with non-GAAP financial measures, including adjusted net sales, adjusted gross profit, adjusted SG&A, adjusted operating income, adjusted net income, adjusted net income per diluted share as well as adjusted gross profit and adjusted SG&A, adjusted operating income and adjusted net income as a percentage of adjusted net sales. Our management uses these non-GAAP financial measures in conjunction with GAAP financial measures to measure our profitability and to evaluate our financial performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the underlying operating performance of our business and are appropriate to enhance an overall understanding of our financial performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with GAAP financial performance measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

YETI does not provide a reconciliation of forward-looking non-GAAP to GAAP financial measures because such reconciliations are not available without unreasonable efforts. This is due to the inherent difficulty in forecasting with reasonable certainty certain amounts that are necessary for such reconciliation, including in particular the impact of the voluntary recalls and realized and unrealized foreign currency gains and losses reported within other expense. For the same reasons, we are unable to forecast with reasonable certainty all deductions and additions needed in order to provide a forward-looking GAAP financial measures at this time. The amount of these deductions and additions may be material and, therefore, could result in forward-looking GAAP financial measures being materially different or less than forward-looking non-GAAP financial measures. See “Forward-looking statements” below.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements made relating to our future expectations relating to our voluntary recalls, demand and market conditions, pricing conditions, expected sales, gross margin, operating expense and cash flow levels, and our expectations for opportunity or growth, including those set forth in the quotes from YETI’s President and CEO, and the 2023 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) weakening economic conditions or consumer confidence in future economic conditions, including the ongoing conflict in Ukraine, and inflationary conditions resulting in rising prices; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) our ability to accurately forecast demand for our products and our results of operations; (xii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiii) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xiv) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; and (xv) the impact of our indebtedness on our ability to invest in the ongoing needs of our business. For a more extensive list of factors that could materially affect our results, you should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2022, as such filings may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the global business and economic environment, including the ongoing conflict in Ukraine.

Investor Relations Contact:
Tom Shaw, 512-271-6332
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com
* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	April 1, 2023	April 2, 2022
Net sales	$302,796	$293,628
Cost of goods sold	140,926	138,768
Gross profit	161,870	154,860
Selling, general, and administrative expenses	146,772	121,570
Operating income	15,098	33,290
Interest expense	(594)	(766)
Other income	6	902
Income before income taxes	14,510	33,426
Income tax expense	(3,946)	(7,767)
Net income	$10,564	$25,659

Net income per share
Basic	$0.12	$0.29
Diluted	$0.12	$0.29

Weighted-average common shares outstanding
Basic	86,529	87,368
Diluted	87,086	88,223

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	April 1, 2023	December 31, 2022	April 2, 2022
ASSETS
Current assets
Cash	$167,841	$234,741	$100,330
Accounts receivable, net	95,582	79,446	82,992
Inventory	347,002	371,412	413,037
Prepaid expenses and other current assets	44,461	33,321	39,583
Total current assets	654,886	718,920	635,942
Property and equipment, net	124,843	124,587	123,882
Operating lease right-of-use assets	54,421	55,406	55,775
Goodwill	54,293	54,293	54,293
Intangible assets, net	100,813	99,429	97,090
Other assets	17,259	24,130	2,547
Total assets	$1,006,515	$1,076,765	$969,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$101,703	$140,818	$167,409
Accrued expenses and other current liabilities	177,058	211,399	121,802
Taxes payable	6,778	15,289	17,512
Accrued payroll and related costs	8,531	4,847	7,442
Operating lease liabilities	11,293	12,076	11,328
Current maturities of long-term debt	24,436	24,611	24,574
Total current liabilities	329,799	409,040	350,067
Long-term debt, net of current portion	65,719	71,741	89,574
Operating lease liabilities, non-current	54,219	55,649	55,245
Other liabilities	14,217	13,858	28,276
Total liabilities	463,954	550,288	523,162

Commitments and contingencies

Stockholders’ Equity
Common stock	883	881	878
Treasury stock, at cost	(100,025)	(100,025)	(100,025)
Additional paid-in capital	363,205	357,490	341,208
Retained earnings	279,115	268,551	204,517
Accumulated other comprehensive loss	(617)	(420)	(211)
Total stockholders’ equity	542,561	526,477	446,367
Total liabilities and stockholders’ equity	$1,006,515	$1,076,765	$969,529

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	April 1, 2023	April 2, 2022
Cash Flows from Operating Activities:
Net income	$10,564	$25,659
Adjustments to reconcile net income to cash used in operating activities:
Depreciation and amortization	11,402	8,650
Amortization of deferred financing fees	138	158
Stock-based compensation	6,775	4,754
Deferred income taxes	6,832	5,069
Other	(303)	(1,607)
Changes in operating assets and liabilities:
Accounts receivable	(16,114)	27,403
Inventory	23,988	(94,342)
Other current assets	(10,930)	(9,593)
Accounts payable and accrued expenses	(69,655)	(57,064)
Taxes payable	(8,512)	2,979
Other	(873)	(622)
Net cash used in operating activities	(46,688)	(88,556)
Cash Flows from Investing Activities:
Purchases of property and equipment	(10,082)	(12,669)
Additions of intangibles, net	(3,165)	(3,436)
Net cash used in investing activities	(13,247)	(16,105)
Cash Flows from Financing Activities:
Repayments of long-term debt	(5,625)	(5,625)
Taxes paid in connection with employee stock transactions	(1,737)	(1,280)
Proceeds from employee stock transactions	679	—
Finance lease principal payment	(710)	(698)
Repurchase of common stock	—	(100,025)
Net cash used in financing activities	(7,393)	(107,628)
Effect of exchange rate changes on cash	428	430
Net decrease in cash	(66,900)	(211,859)
Cash, beginning of period	234,741	312,189
Cash, end of period	$167,841	$100,330

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended
	April 1, 2023	April 2, 2022
Net sales	$302,796	$293,628
Product recall(1)	16	—
Adjusted net sales	$302,812	$293,628

Gross profit	$161,870	$154,860
Product recall(1)	(1,237)	—
Adjusted gross profit	$160,633	$154,860

Selling, general, and administrative expenses	$146,772	$121,570
Non-cash stock-based compensation expense(2)	(6,775)	(4,754)
Product recall(1)	(167)	—
Organizational realignment costs(3)	(880)	—
Adjusted selling, general, and administrative expenses	$138,950	$116,816

Gross margin	53.5%	52.7%
Adjusted gross margin	53.0%	52.7%
SG&A expenses as a % of net sales	48.5%	41.4%
Adjusted SG&A expenses as a % of adjusted net sales	45.9%	39.8%
_________________________
(1)Represents adjustments and charges associated with voluntary recalls.
(2)These costs are reported in SG&A expenses.
(3)Represents employee severance costs in connection with the previously announced organizational realignment, including our commercial and sales organization.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended
	April 1, 2023	April 2, 2022
Operating income	$15,098	$33,290
Adjustments:
Non-cash stock-based compensation expense(1)	6,775	4,754
Product recalls(2)	(1,070)	—
Organizational realignment costs(3)	880	—
Adjusted operating income	$21,683	$38,044

Net income	$10,564	$25,659
Adjustments:
Non-cash stock-based compensation expense(1)	6,775	4,754
Product recalls(1)	(1,070)	—
Organizational realignment costs(3)	880	—
Other income(4)	(6)	(902)
Tax impact of adjusting items(5)	(1,612)	(944)
Adjusted net income	$15,531	$28,567

Net sales	$302,796	$293,628
Adjusted net sales	$302,812	$293,628

Operating income as a % of net sales	5.0%	11.3%
Adjusted operating income as a % of net sales	7.2%	13.0%

Net income as a % of net sales	3.5%	8.7%
Adjusted net income as a % of net sales	5.1%	9.7%

Net income per diluted share	$0.12	$0.29
Adjusted net income per diluted share	$0.18	$0.32

Weighted average common shares outstanding - diluted	87,086	88,223
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents adjustments and charges associated with voluntary recalls.
(3)Represents employee severance costs in connection with an organizational realignment, including the previously announced organizational realignment, including our commercial and sales organization.
(4)Other income substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business.
(5)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for both the three months ended April 1, 2023 and April 2, 2022.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited) (In thousands)

	Three Months Ended April 1, 2023			Three Months Ended April 2, 2022
	Net Sales	Product Recalls(1)	Adjusted Net Sales	Net Sales	Product Recalls(1)	Adjusted Net Sales
Channel
Wholesale	$135,829	$16	$135,845	$137,666	$—	$137,666
Direct-to-consumer	166,967	—	166,967	155,962	—	155,962
Total	$302,796	$16	$302,812	$293,628	$—	$293,628

Category
Coolers & Equipment	$104,354	$16	$104,370	$102,958	$—	$102,958
Drinkware	190,287	—	190,287	183,998	—	183,998
Other	8,155	—	8,155	6,672	—	6,672
Total	$302,796	$16	$302,812	$293,628	$—	$293,628
_________________________
(1)Represents adjustments and charges associated with voluntary recalls.

YETI HOLDINGS, INC.
2023 Outlook
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	2022	Reiterated 2023 Outlook
		Low	High
Adjusted net sales	$1,633,637	$1,682,646	$1,715,319

Adjusted operating income	$274,297	$252,397	$265,874
Adjusted operating income as a % of net sales	16.8%	15.0%	15.5%

Adjusted net income	$205,702	$184,716	$194,834
Adjusted net income as a % of net sales	12.6%	11.0%	11.4%

Adjusted net income per diluted share	$2.36	$2.12	$2.23
Weighted average common shares outstanding - diluted	87,195	87,196	87,196